ROCKETINFO INC.

Rocketinfo Adds Directors and Management,
Takes New Direction

Irvine, California, April 19, 2006 - Gary Campbell, the Chief Executive Officer of Rocketinfo Inc. (OTCBB: RKTI), announced today the expansion of the Company’s management team and board of directors.

“I am pleased to report that our search for a management team with a fresh approach to the RSS marketplace has concluded, and Rocketinfo wishes to welcome Mr. Randy Lutz as our new Chief Executive Officer”, stated Mr. Campbell. “As well, Mr. Ray Welt has agreed to act as our Chief Financial Officer and Mr. Paul Eagland has agreed to join the Company as Executive Vice-President and Secretary. Messrs. Lutz, Welt and Eagland will also be joining the board.” Accordingly, Gary Campbell, Mr. Stephen Spalding and Mr. Karl Harz have tendered their resignations as directors and/or officers effective immediately.

Mr. Lutz said, “RSS is a very intriguing technology in communications and marketing although, to date, its primary usage has been in the gathering of news for consumers. We see a considerable opportunity to expand the application of RSS in several fields, to direct the Company towards a revenue model that can arise as a result of providing customer-directed communication to general business, public and investor relations, marketing, competitive knowledge, video presentations and data tracking for producers and manufacturers. The consumer is inundated with unwanted information and we see a trend towards satisfying the consumer’s needs by only providing information about products and services that the consumer wants. RSS is the key to that market need.”

Further, Mr. Lutz said, “Gary Campbell has done an excellent job of creating a base from which we can expand the RSS service, and the Rocketinfo technology team has created one of the premier RSS providers in the news aggregator sector. We will work closely with them to direct the Company towards other areas in an effort to create profitability.”

Mr. Lutz is a senior executive with more than 26 years of entrepreneurial experience. He has been directly responsible for corporate management, strategy and vision, marketing, operations, strategic business development, sales and information technology for both start-up and well-established companies. Additional areas of expertise include increasing brand recognition and consumer awareness, Internet sales, direct marketing, vertical/channel marketing and developing strategic alliances.

New Dimensions in Media, a full service Internet marketing and media group will act as Rocketinfo’s marketing agency, with principals Bill Ganz and Sheryl Perez personally overseeing the campaign.

New Dimensions in Media (NDIM - www.newdimensionsinmedia.com) is a full-service Internet marketing and media group, specializing in emerging technologies such as RSS, and their integration into the mainstream marketing landscape. NDIM’s principals, Bill Ganz and Sheryl Perez, have deep experience in the lifestyle, experiential marketing arena, with an emphasis on building platforms that are relevant and engaging to an end-user. As authors of our times, Bill and Sheryl have positioned themselves as educators and innovators to help define the new marketplace that is consumer driven, and lead what is still considered a young and fragmented industry.

Mr. Welt has a strong background in finance having served as the chief financial officer of several junior public companies and is well versed in the preparation and presentation of financial information.

Mr. Eagland has a background in general finance.

The Company has amended its 1998 qualified incentive stock option plan to increase the maximum number of options issuable thereunder from one million to eight million, five hundred thousand.

About Rocketinfo

Rocketinfo is a pre-eminent provider of current news and information search solutions, web services for competitive intelligence, and market research, media monitoring and customer awareness. Rocketinfo provides a complete range of tools for delivering and embedding news content in any site, portal or application.

For Further Information Contact
Prosper Financial Inc.
Camila Maz
786-228-8592

The preceding includes forwarding looking statements which involve known and unknown risks and uncertainties which may cause RocketInfo Inc.'s actual results in future periods to differ materially from forecasted results. For a list and description of such risks and uncertainties, see RocketInfo Inc.'s reports filed with the Securities and Exchange Commission.